EXHIBIT 99.1

Nevada Gold Completes Its Acquisition of Six Washington Mini- Casinos

HOUSTON, July 26, 2010 (GLOBE NEWSWIRE) — Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) has completed its previously announced acquisition of six mini-casinos in Washington. The casinos are The Silver Dollar Seatac, The Silver Dollar Renton, The Silver Dollar Mill Creek, Club Hollywood, located in Shoreline, the Royal Casino located in Everett and The Golden Nugget Casino located in Tukwila.

"We are pleased to add these properties to our portfolio and are delighted that we were able to close the acquisition just three months after signing," said Robert Sturges, CEO of Nevada Gold. "The Nevada Gold team, including Victor Mena, Chief Operating Officer of the Washington Gold Casinos, and other members of the existing management teams at each casino, look forward to working with each facility to make improvements to drive future growth and profitability."

With this acquisition Nevada Gold has become the largest owner of mini-casinos in the state of Washington with nine such facilities, which represents 13% of the state's active mini-casinos.

"The synergies amongst our Washington properties will allow us to operate with great efficiency, cross market and offer a high level of consistent guest service and promotional incentives. These advantages enhance the attractiveness of the already attractive effective multiple we are paying for these properties," concluded Mr. Sturges.

Nevada Gold decided not to pursue the acquisition of the Silver Dollar Tukwila to which, due to consistent losses, only $1.00 of the total purchase price had been allocated in the Asset Purchase Agreement.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote
Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Mill Creek and Renton, Washington, the Club Hollywood located in Shoreline, Washington, the Royal Casino located in Everett, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company has a signed management agreement including equity participation for development of a casino and hotel Immediately adjacent to the Las Vegas Motor Speedway. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACT:  Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO
Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200

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